Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-239017 and 333-239017-01

PROSPECTUS SUPPLEMENT (To Prospectus dated July 17, 2020, as may be amended)

WELLS FARGO FINANCE LLC

Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Wells Fargo & Company

Wells Fargo Finance LLC, a wholly-owned finance subsidiary of Wells Fargo & Company, may offer from time to time Medium-Term Notes, Series A (the  “notes”). Wells Fargo & Company will fully and unconditionally guarantee all payments of principal, interest and other amounts payable on any notes Wells Fargo Finance LLC issues. The specific terms of each note offered will be included in a pricing supplement and, if applicable, a related product supplement and/or other supplement. The notes offered will have the following general terms, unless the applicable pricing supplement or, if applicable, a related product supplement and/or other supplement states otherwise:

•	The amount payable on the notes will be determined by reference to the performance of one or more equity-, commodity- or currency-based indices, exchange traded funds, securities, commodities, currencies, statistical measures of economic or financial performance, or a basket comprised of two or more of the foregoing, or any other market measure specified in the applicable pricing supplement. The notes may also bear interest at a fixed rate or a floating rate, or at a rate determined by reference to a market measure, specified in the applicable pricing supplement.
•	The notes will be held in global form by The Depository Trust Company.

•	The notes may not be repaid at the option of the holder before their stated maturity and may not be redeemed at our option.

•	The notes will be denominated in U.S. dollars and have minimum denominations of $1,000.

•	The notes will not be listed on any securities exchange or automated quotation system.

The notes are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See  “Risk Factors” on page S-4. See the applicable pricing supplement, any applicable product supplement and/or other supplement and the documents incorporated herein by reference for a discussion of risks relating to each particular issuance of notes.

Offers to purchase the notes are being solicited, from time to time, by the agent listed below. Such agent has agreed to use its reasonable efforts to sell the notes. We may accept offers to purchase the notes through additional agents and may appoint additional agents to solicit offers to purchase the notes (any such additional agents, together with Wells Fargo Securities, LLC, referred to individually as an  “agent” and collectively as the  “agents”). Any other agents will be named in the applicable pricing supplement. Wells Fargo Finance LLC also reserves the right to sell the notes directly to investors on its own behalf or through affiliated entities. No commission will be payable on sales made directly by Wells Fargo Finance LLC. Wells Fargo Finance LLC may also sell notes to an agent as principal for its own account at prices to be agreed upon at the time of sale. An agent may resell any note it purchases as principal at prevailing market prices, or at other prices as such agent may determine. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and one of Wells Fargo & Company’s wholly-owned subsidiaries, and each of our other affiliates will comply with Rule 5121 of the Conduct Rules of the Financial Industry Regulation Authority, Inc. ( “FINRA”) in connection with each placement of the notes in which it participates.

Wells Fargo Securities, LLC, Wells Fargo Advisors (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC) or another of our affiliates may use this prospectus supplement, the accompanying prospectus, any applicable product supplement and/or other supplement and the applicable pricing supplement for offers and sales related to market-making transactions in the notes. Such entities may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Wells Fargo Securities

July 20, 2020

About This Prospectus Supplement

This prospectus supplement provides you with a general description of the notes that we may issue. Each time we sell notes, we will provide a pricing supplement that will contain specific information about the terms of that offering. We may also provide a product supplement and/or other supplement that contains general information about a specific type of notes that we may issue. Those documents may also add, update or change information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, any applicable product supplement and/or other supplement and the applicable pricing supplement together with the additional information described under the heading  “Where You Can Find More Information” in the accompanying prospectus. References herein to terms and conditions of the notes being provided in  “any applicable product supplement” may be provided in the applicable product supplement and/or other supplement for such notes. References herein to  “securities” refer to the notes and the guarantee by Wells Fargo & Company of all payments of principal, interest and other amounts payable on the notes, unless the context indicates otherwise.

You should read this prospectus supplement and the accompanying prospectus together with any applicable product supplement and the applicable pricing supplement. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any applicable product supplement and the applicable pricing supplement. We have not, and the agents have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any applicable product supplement and the applicable pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the securities and do not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions.

Information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement and accompanying prospectus or the sale of the securities as an indication that there has been no change in our affairs since those dates.

RISK FACTORS

Your investment in the securities involves risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference do not describe all of those risks. Before purchasing any securities, you should carefully consider the risk factors and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors contained in the annual and quarterly reports of Wells Fargo & Company. Additional risks specific to particular securities may also be detailed in the applicable pricing supplement and any product supplement. You should consult your financial, legal, tax and other professional advisors as to the risks associated with an investment in the securities and the suitability of the investment for you.

WELLS FARGO FINANCE LLC

Wells Fargo Finance LLC is a Delaware limited liability company and a direct, wholly-owned finance subsidiary of Wells Fargo & Company. When we refer to  “we,”  “us” or  “our” in this prospectus supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

WELLS FARGO & COMPANY

Wells Fargo & Company is a diversified, community-based financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. Founded in 1852 and headquartered in San Francisco, Wells Fargo & Company provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through banking locations, ATMs, the internet and mobile banking, and has international offices to support its customers who conduct business in the global economy. References to  “Guarantor” in this prospectus supplement mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

Wells Fargo & Company is a separate and distinct legal entity from its banking and other subsidiaries. A significant source of funds to pay debt service on its debt and to make payments on guarantees of subsidiary debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that Wells Fargo & Company’s banking and other subsidiaries may pay to Wells Fargo & Company without regulatory approval.

Supplemental Use of Proceeds

We intend to lend the net proceeds from the sale of the notes to Wells Fargo & Company and/or its affiliates. We expect that Wells Fargo & Company and/or its affiliates will use the proceeds from these loans for general corporate purposes as more fully described under  “Use of Proceeds” in the accompanying prospectus. The net proceeds will also be used, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original public offering price of the notes will include the agent discount or commission (if any), offering expenses and any other costs identified in the applicable pricing supplement.

The original public offering price of the notes will also include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. We expect to hedge our obligations under the notes through affiliated or unaffiliated counterparties. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligations to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the notes will have any rights or interest in our hedging activity or any positions we or any affiliated or unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above, the agent discount or commission (if any), offering expenses and any other costs identified in the applicable pricing supplement are likely to adversely affect the market value of the notes.

Description of Notes

This section describes the general terms and provisions of the notes. The particular terms of the notes sold under any pricing supplement will be described in that pricing supplement and any applicable product supplement. Unless the applicable pricing supplement or any applicable product supplement specifies otherwise, the terms and conditions stated herein will apply to each note.

Unless otherwise specified in the applicable pricing supplement, the notes will be issued as a series under an indenture dated as of April 25, 2018 among us, as issuer, Wells Fargo & Company, as guarantor, and Citibank, N.A., as trustee, referred to herein as the  “indenture.” We have summarized the material terms and provisions of the indenture herein and in the accompanying prospectus. We have also filed the indenture as an exhibit to the registration statement of which the accompanying prospectus is a part. You should read the indenture for additional information before you buy any notes. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The notes will be our direct unsecured obligations and will rank equally with all of our other unsecured unsubordinated debt. Payment on the notes is fully and unconditionally guaranteed by the Guarantor, Wells Fargo & Company, as provided in the indenture (the  “guarantee”).

The indenture does not limit the amount of debt securities that we may issue. References herein to  “debt securities” or to a  “debt security” refer to the debt securities we may issue from time to time under the indenture. Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301) The notes will constitute one series of debt securities under the indenture.

The assets of the Guarantor consist primarily of equity in its subsidiaries, and the Guarantor is a separate and distinct legal entity from its subsidiaries. As a result, the Guarantor’s ability to address claims of holders of the notes against the Guarantor under the guarantee depends on its receipt of dividends, loan payments and other funds from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that banking and other subsidiaries may pay to the Guarantor without regulatory approval. In addition, if any of the Guarantor’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. The rights of the Guarantor and the rights of its creditors, including your rights under the guarantee, will be subject to that prior claim unless the Guarantor is also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

Holders of our notes are our direct creditors, as well as direct creditors of the Guarantor under the related guarantee. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of debt securities issued by the Guarantor.

We may, from time to time, without the consent of the holders of the notes, issue additional notes having the same terms as previously issued notes (other than the issue date, the date, if any, that interest begins to accrue and the price to public, which may vary) that will form a single issue with the previously issued notes.

Unless any applicable product supplement or the applicable pricing supplement states otherwise:

•	we will issue the notes at 100% of their principal or face amount;

•	holders will not be able to elect to have the notes repaid before their stated maturity;

•	holders will not be able to elect to renew the notes beyond their stated maturity;

•	we will not be able to redeem the notes before their stated maturity;

•	we will not be able to elect to extend the maturity of the notes beyond their stated maturity;

•	we will issue the notes in U.S. dollars and amounts payable with respect to the notes will be made in U.S. dollars;

•	we will issue the notes in fully registered form and in authorized denominations, which will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000, and each owner of a beneficial interest in a note will be required to hold such beneficial interest in an authorized denomination;

•	we will issue the notes as global securities registered in the name of a depositary ( “global securities” are debt securities that we issue in accordance with the indenture to represent all or part of a series of debt securities and a “depositary” is the depositary for the global securities issued under the indenture and, unless provided otherwise in the applicable pricing supplement, means The Depository Trust Company ( “DTC”)); and

•	we will not list the notes on any securities exchange or automated quotation system.

Any applicable product supplement or the applicable pricing supplement relating to each note will describe the following terms:

•	if the note is being issued at a price other than 100% of its principal or face amount, its issue price;

•	the principal or face amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	if the amount payable on the note will be determined by reference to one or more equity-, commodity- or currency-based indices, exchange traded funds, securities, commodities, currencies, statistical measures of economic or financial performance, or a basket comprised of any of the foregoing, or any other measure (referred to herein as a “market measure”), the method by which the amount payable will be determined and information about such market measure or measures;

•	if the note will bear interest at a fixed or floating rate or at a rate determined by reference to a market measure:

•	the interest rate on the note or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the interest payment dates for the note; and

•	the first interest payment date;

•	the identity of the calculation agent for the note (the “calculation agent”) if other than Wells Fargo Securities, LLC, one of our affiliates;

•	the identity of the security registrar and paying agent for the note if other than Wells Fargo Bank, N.A., one of our affiliates ( “Wells Fargo Bank”);

•	any special tax implications of the note;

•	if the note may be redeemed at our option or repaid at a holder’s option, the provisions relating to redemption of the note or repayment of the note;

•	if the note may be extended at our option or renewed at a holder’s option, the provisions relating to extension of the note or renewal of the note; and

•	any other terms of the note not inconsistent with the provisions of the indenture.

When we use the term  “holder” in this prospectus supplement with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Exchange and Transfer

Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal or face amount and same terms as the debt securities that were surrendered for exchange. The notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in Minneapolis, Minnesota or any other place of payment. However, holders of global securities may transfer and exchange global securities only in the manner and to the extent set forth under  “Book-Entry, Delivery and Form” in the accompanying prospectus. There will be no service charge for any registration of transfer or exchange of the notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the notes. (Sections 305, 1002) If the applicable pricing supplement or any applicable product supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the notes for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

We will not be required to:

•	register the transfer of or exchange notes to be redeemed for a period of 15 calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered note selected for redemption, in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part. (Section 305)

Interest and Principal Payments

Payments. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency in Minneapolis, Minnesota maintained by us for that purpose. On the date of this prospectus supplement, the paying agent for the debt securities issued under the indenture is Wells Fargo Bank, acting through its corporate trust office at 600 South 4th Street, Minneapolis, MN 55415. We refer to Wells Fargo Bank, acting in this capacity for the notes, as the  “paying agent.”

When we refer to the payment of  “principal” in this prospectus supplement in the context of the amount payable at stated maturity or earlier redemption or repayment of a note whose payment is linked to the performance of a market measure, we are referring to the amount payable on such note at stated maturity or earlier redemption or repayment, as specified in the applicable pricing supplement, other than any interest payable at such time. Such amount may be greater than, equal to or less than the stated principal or face amount of such note at issuance.

Recipients of Payments. The paying agent will pay interest, if any, to the person in whose name the note is registered at the close of business on the applicable record date. Unless otherwise specified in the applicable pricing supplement, the  “record date” for any interest payment date is (a) in the case of book-entry notes, the date one business day prior to that interest payment date and (b) in the case of certificated notes, the date 15 calendar days prior to that interest payment date, whether or not that day is a business day. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling at least 15 calendar days after the date of issuance. An  “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC or other depositary specified in the applicable pricing supplement or any applicable product supplement, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the depositary. We also expect that payments by the depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the security register; or

•	by wire transfer to an account designated by a holder, if the holder has given written notice not later than 10 calendar days prior to the applicable interest payment date. (Section 307)

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note at the office of the paying agent.

Unavailability of Foreign Currency. If the applicable pricing supplement specifies a currency other than U.S. dollars, the relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in New York, New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the  “market exchange rate.” If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in New York, New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent appointed by us unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. Unless otherwise specified in the applicable pricing supplement, if the euro has been substituted for a specified currency, the notes will be redenominated in euros on a date determined by us, with a principal amount for each note equal to the principal amount of that note in the specified currency, converted into euros at the established rate (as defined below); provided that, if we determine after consultation with the paying agent that the then-current market practice in respect of redenomination into euros of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and we will promptly notify the trustee and the paying agent of such deemed amendment. The  “established rate” means the rate for the conversion of the specified currency (including compliance with rules relating to rounding in accordance with applicable European Union regulations) into euros established by the Council of European Union pursuant to the Treaty establishing the European Communities, as amended by the Treaty on European Union. We will give 30 days’ notice of the redenomination date to the paying agent and the trustee.

Any payment made in U.S. dollars or in euros as described above where the required payment is in an unavailable specified currency will not constitute an event of default under the indenture.

Certain Definitions. Unless otherwise specified in the applicable pricing supplement or any applicable product supplement, the following are definitions of certain terms we use in this prospectus supplement when discussing principal and interest payments on the notes:

A  “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in New York, New York, (b) for notes denominated in a specified currency other than U.S. dollars, euros or Australian dollars, in the principal financial center of the country of the specified currency, or (c) for notes denominated in Australian dollars, in Sydney, Australia, and (ii) for notes denominated in euros, that is also a TARGET Settlement Day.

 “Euro LIBOR notes” means LIBOR notes for which the index currency is euros.

 “London banking day” means any day on which commercial banks and foreign exchange markets settle payments in London.

 “TARGET Settlement Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer System is open.

 “U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

References in this prospectus supplement to  “U.S. dollar,” or  “U.S.$” or  “$” are to the currency of the United States of America. References in this prospectus supplement to  “euro” or  “euros” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. References in this prospectus supplement to  “£,”  “pounds sterling” or  “sterling” are to the currency of the United Kingdom.

Fixed Rate Notes

We may issue notes that bear interest at a fixed rate ( “fixed rate notes”). Each fixed rate note will bear interest from the date of issuance at the annual rate specified in the applicable pricing supplement until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement or any applicable product supplement, the following provisions will apply to fixed rate notes offered pursuant to this prospectus supplement.

How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in the applicable pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under  “—If A Payment Date Is Not A Business Day.”

When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement or any applicable product supplement, if the first interest payment date is less than 15 calendar days after the issue date, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount Of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the issue date or from and including the last interest payment date in respect of which interest has been paid or provided for, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If A Payment Date Is Not A Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Floating Rate Notes

We may issue notes that bear interest at a floating rate determined by reference to a base rate as discussed below ( “floating rate notes”). Unless otherwise specified in the applicable pricing supplement or any applicable product supplement, the following provisions will apply to floating rate notes offered pursuant to this prospectus supplement.

Each floating rate note will mature on the date specified in the applicable pricing supplement.

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the  “base rate.” The base rate may be one or more of the following:

•	the commercial paper rate;

•	EURIBOR;

•	the federal funds rate;

•	the federal funds (open) rate;

•	LIBOR;

•	the prime rate;

•	the Treasury rate;

•	the CMS rate;

•	the CMT rate;

•	the CPI rate; or

•	any other rate or interest rate formula specified in the applicable pricing supplement or any applicable product supplement.

Formula For Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

•	the specified base rate based on the index maturity, if applicable;

•	plus or minus the spread, if any; and/or

•	multiplied by the spread multiplier, if any.

For any floating rate note, if applicable,  “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The  “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The  “spread multiplier” is the percentage that may be specified in the applicable pricing supplement to be applied to the base rate for a floating rate note. The interest rate on any inverse floating rate note will also be calculated by reference to a fixed rate.

Limitations On Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest reset period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest reset period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

How Floating Interest Rates Are Reset. The interest rate in effect from the issue date to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the  “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually. This period is the  “interest reset period” and the first day of each interest reset period is the  “interest reset date.” The  “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and unless otherwise specified in the applicable pricing supplement or any applicable product supplement, is applicable as follows:

•	for federal funds rate notes, federal funds (open) rate notes and prime rate notes, the interest determination date will be on the business day prior to the interest reset date;

•	for commercial paper rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

•	for CMS rate notes, the interest determination date will be the second U.S. government securities business day prior to the interest reset date;

•	for CPI rate notes, the interest determination date will be the interest reset date;

•	for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day prior to the interest reset date;

•	for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to the interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date;

•	for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the interest reset date, the interest determination date will be that preceding Friday; and provided, further, that if Treasury bills are sold at an auction that falls on a day that is an interest reset date, that interest reset date will be the following business day; and

•	for notes with two or more base rates, the interest determination date will be the latest business day that is at least two business days before the applicable interest reset date on which each base rate is determinable.

The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day, unless otherwise specified in the applicable pricing supplement or any applicable product supplement.

In the detailed descriptions of the various base rates which follow, the  “calculation date” pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date or, if that day is not a business day, the next business day, or (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

The interest rate in effect for the 10 calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in the applicable pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under  “—If A Payment Date Is Not A Business Day.”

Unless otherwise specified in the applicable pricing supplement, the calculation agent for any issue of floating rate notes will be Wells Fargo Securities, LLC. We may appoint a successor calculation agent with the written consent of the paying agent, which consent shall not be unreasonably withheld. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the floating rate note. The calculation agent will notify the paying agent of each determination of the interest rate applicable to any floating rate note promptly after the determination is made.

For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable pricing supplement or any applicable product supplement, the interest factor for each day is computed by dividing the interest rate applicable to that day:

•	by 360, in the case of commercial paper rate notes, CMS rate notes, EURIBOR notes, federal funds rate notes, federal funds (open) rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

•	by 365 (or 366 if the last day of the interest period falls in a leap year), in the case of LIBOR notes denominated in pounds sterling; or

•	by the actual number of days in the year, in the case of Treasury rate notes, CMT rate notes and CPI rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward. All Japanese Yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese Yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency, with 0.005 rounded up to 0.01.

When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement or any applicable product supplement, if the first interest payment date is less than 15 calendar days after the issue date, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If A Payment Date Is Not A Business Day. If any interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day unless otherwise specified in the applicable pricing supplement or any applicable product supplement. If the maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date, as the case may be.

Base Rates.

Commercial Paper Rate Notes. Commercial paper rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for U.S. dollar commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in the daily update of  “Selected Interest Rates (Daily) H.15,” available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication (the  “H.15 Daily Update”), under the heading  “Commercial Paper—Nonfinancial” or  “Commercial Paper Financial,” as specified in the applicable pricing supplement.

The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If by 5:00 p.m., New York City time, on that calculation date the above rate is not yet published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in New York, New York, which may include the agents for the notes or their affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for the interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

The  “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D × 360	x 100
360 – (D × M)

where  “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and  “M” refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes. EURIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

 “EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI – The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Thomson Reuters Eikon service ( “Reuters”), or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as  “Reuters Page EURIBOR01,” as of 11:00 a.m., Brussels time.

The following procedures will be followed if EURIBOR cannot be determined as described above:

•	If the above rate does not appear on Reuters Page EURIBOR01 on an interest determination date at approximately 11:00 a.m., Brussels time, the calculation agent will request the principal Euro-Zone office of each of four major banks in the Euro-Zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the interest determination date, to prime banks in the Euro- Zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of €1 million that is representative of a single transaction in euros, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, then the calculation agent, after consultation with us will select four major banks in the Euro-Zone interbank market to provide a quotation of the rate offered by them, at approximately 11:00 a.m., Brussels time, on the applicable interest determination date for loans in euros to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of €1 million. EURIBOR will be the arithmetic mean of those quotations.

•	If at least three quotations are not provided, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

 “Euro-Zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate Notes. Federal funds rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “federal funds rate” means, for any interest determination date, the rate on that date for U.S. dollar federal funds as published in the H.15 Daily Update under the heading  “Federal Funds (Effective)” as displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as  “Reuters Page FEDFUNDS1.”

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the above rate is not yet published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 5:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on the business day following that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York, New York, which may include the agents for the notes or their affiliates, selected by the calculation agent, after consultation with us.

•	If fewer than three brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

Federal Funds (Open) Rate Notes. Federal funds (open) rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the federal funds (open) rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “federal funds (open) rate” means, for any interest determination date, the federal funds rate on that date set forth opposite the caption  “Open” as displayed on Reuters, or any successor service, on page 5 or any other page as may replace the applicable page on that service, which is commonly referred to as  “Reuters Page 5.”

The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

•	If the above rate is not published by 5:00 p.m., New York City time, on the calculation date, the federal funds (open) rate will be the rate on that interest determination date displayed on FFPREBON Index Page on Bloomberg L.P. ( “Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane, or any successor service, on Bloomberg.

•	If the above rate is not displayed on the FFPREBON Index Page on Bloomberg, or other recognized electronic source used for the purpose of displaying the applicable rate, by 5:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York, New York, which may include the agents for the notes and their affiliates, selected by the calculation agent, after consultation with us.

•	If fewer than three brokers selected by the calculation agent are not quoting as set forth above, the federal funds (open) rate for that interest determination date will remain the federal funds (open) rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

LIBOR Notes. LIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as  “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any. The terms and provisions relating to the determination of LIBOR will be set forth in the applicable pricing supplement or any applicable product supplement.

Prime Rate Notes. Prime rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “prime rate” means, for any interest determination date, the rate on that date as published in the H.15 Daily Update, under the heading  “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the above rate is not published in the H.15 Daily Update by 5:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date.

•	If fewer than four rates for that interest determination date appear on the Reuters Screen USPRIME 1 Page by 5:00 p.m., New York City time, on the calculation date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted or base lending rates furnished in New York City by three substitute major banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000), selected by the calculation agent, after consultation with us.

•	If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

 “Reuters Screen USPRIME 1 Page” means the display designated as page  “USPRIME 1” on the Reuters Monitor Money Rate Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes. Treasury rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/ or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “Treasury rate” means:

•	the rate from the auction held on the applicable interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVEST RATE” on the display on Reuters, or any successor service, on page USAUCTION 10 or any other page as may replace page USAUCTION 10 on that service, which we refer to as “Reuters Page USAUCTION 10,” or page USAUCTION 11 or any other page as may replace page USAUCTION 11 on that service, which we refer to as “Reuters Page USAUCTION 11”; or

•	if the rate described in the first bullet point is not published by 5:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”; or

•	if the rate described in the second bullet point is not published by 5:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

•	if the rate referred to in the third bullet point is not so published by 5:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•	if the rate referred to in the fourth bullet point is not so published by 5:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, which may include the agents for the notes or their affiliates, selected by the calculation agent after consultation with us, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

•	if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

The  “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

bond equivalent yield =	D × N	x 100
360 – (D × M)

where  “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis,  “N” refers to 365 or 366, as the case may be, and  “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMS Rate Notes. CMS rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CMS rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

ICE Benchmark Administration Limited is the benchmark administrator of the CMS rate, and the official name of the CMS rate is the  “ICE Swap Rate.” The terms and provisions relating to the determination of the CMS rate will be set forth in the applicable pricing supplement or any applicable product supplement.

CMT Rate Notes. CMT rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “CMT rate” means, for any interest determination date, the rate published by the Board of Governors of the Federal Reserve System, or its successor, on its website or in another recognized electronic source, as the yield is displayed for Treasury securities at  “constant maturity” under the column for the Designated CMT Maturity Index, as defined below, for:

•	the rate on that interest determination date, if the Designated CMT Reuters Page is FRBCMT; and

•	the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Reuters Page is FEDCMT.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•	If the above rate is no longer displayed on the relevant page, or if not published by 5:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other U.S. Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published on the website of the Board of Governors of the Federal Reserve System or in another recognized electronic source.

•	If the information described in the first bullet point is not provided by 5:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary U.S. government securities dealers, which we refer to as a “reference dealer,” in New York, New York, which may include the agents for the notes or their affiliates, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes,” with an original maturity of approximately the Designated CMT Maturity Index, a remaining term to maturity of no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

•	If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding bullet point, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in New York, New York, selected using the same method described in the immediately preceding bullet point, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the notes in that market at that time.

•	If three or four, and not five, of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

•	If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

 “Designated CMT Reuters Page” means the display on Reuters, or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as published by the Board of Governors of the Federal Reserve System, or its successor, on its website or in another recognized electronic source. If no page is specified in the applicable pricing supplement, the Designated CMT Reuters Page will be FEDCMT, for the most recent week.

 “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified in the applicable pricing supplement, for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

CPI Rate Notes. CPI rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CPI rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The  “CPI rate” means, for any interest determination date, the year-over-year percentage change in the CPI (as defined below), calculated as follows:

Ref CPIt – Ref CPIt-12

Ref CPIt-12

where,

•	the “Ref CPIt” is the level of the CPI for the third calendar month prior to the calendar month of such interest determination date (the “reference month”) and

•	the “Ref CPIt-12” is the level of the CPI for the twelfth calendar month prior to such reference month.

For example, with respect to an interest determination date in December 2016, the Ref CPIt is the level of the CPI for September 2016 and the Ref CPIt-12 is the level of the CPI for September 2015.

If by 3:00 p.m., New York City time, on any interest determination date the CPI is not published on Bloomberg screen CPURNSA for any relevant month, but has otherwise been published by the Bureau of Labor Statistics of the U.S. Department of Labor (the  “BLS”), the calculation agent will determine the CPI as reported by the BLS for such month using such other source as appears on its face to accurately set forth the CPI as reported by the BLS, as determined by the calculation agent.

In calculating Ref CPIt and Ref CPIt-12, the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of Ref CPIt and Ref CPIt-12 used by the calculation agent on any interest determination date to determine the interest rate on the notes (an  “original CPI level”) is subsequently revised by the BLS, the calculation agent will continue to use the original CPI level, and the interest rate determined on such interest determination date will not be revised.

If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent in its sole discretion, the calculation agent will determine the interest rate on the notes by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the Department of the Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in accordance with general market practice at the time; provided that the procedure for determining the resulting interest rate is administratively acceptable to the calculation agent.

The  “Consumer Price Index” or  “CPI” means the All Items Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average before seasonal adjustment published by the BLS (Bloomberg: CPURNSA). The BLS makes certain information regarding the CPI data publicly available. This material may be accessed electronically by means of the BLS’s website at http://www.bls.gov/cpi/. No information contained on the BLS website is incorporated by reference into this prospectus supplement.

According to the publicly available information provided by the BLS, the CPI is a measure of the average change over time in the prices paid by urban consumers for a market basket of goods and services, including food and beverages, housing, apparel, transportation, medical care, recreation, education and communication, and other goods and services. User fees (such as water and sewer charges, auto registration fees, and vehicle tolls) and taxes (such as sales and excise taxes) that are directly associated with the prices of specific goods and services are also included in the CPI. Taxes that are not directly associated with the purchase of consumer goods and services (such as income and social security taxes) and investment items such as stocks, bonds, real estate and life insurance are not included. The CPI includes expenditures of almost all residents of urban or metropolitan areas, including professionals, the self-employed, the poor, the unemployed and retired persons, urban wage earners and clerical workers. The CPI does not include the spending patterns of persons living in rural nonmetropolitan areas, farm families, persons in the armed forces, and those in institutions (such as prisons and mental hospitals). In calculating the CPI, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States.

The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the BLS is 1982–1984). For example, because the CPI level for the 1982–1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

All information contained in this prospectus supplement regarding the CPI is derived from publicly available information published by the BLS or other publicly available sources. Such information reflects the policies of the BLS as stated in such sources, and such policies are subject to change by the BLS. We have not independently verified any information relating to the CPI. The BLS is under no obligation to continue to publish the CPI and may discontinue publication of the CPI at any time. The consequences of the BLS discontinuing the CPI are described above.

Redemption and Repayment

Optional Redemption By Us. If applicable, the pricing supplement or any applicable product supplement will indicate the terms of our option to redeem the notes offered thereby. We will mail by first class mail, postage prepaid, a notice of redemption to each holder or, in the case of global securities, we will provide such notice to the depositary, as holder of the global securities, pursuant to the applicable procedures of the depositary, at least five days and not more than 30 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement or any applicable product supplement, to the address of each holder as that address appears upon the books maintained by the security registrar. The notes will not be subject to any sinking fund.

A partial redemption of the notes may be effected by such method as the trustee shall deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of notes held by a holder equal to an authorized denomination. If we redeem less than all of the notes and the notes are then held in book-entry form, the redemption will be made in accordance with the depositary’s customary procedures. We have been advised that it is DTC’s practice to determine by lottery the amount of each participant in the notes to be redeemed.

Unless we default in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes called for redemption.

Repayment At Option Of Holder. If applicable, the pricing supplement or any applicable product supplement will indicate that the holder has the option to have us repay the notes offered thereby on a date or dates specified prior to their stated maturity date. Unless otherwise specified in the applicable pricing supplement or any applicable product supplement, the repayment price will be equal to 100% of the principal amount of the note, together with accrued interest, if any, to the date of repayment.

For us to repay a note, the paying agent must receive at least 30 days but not more than 45 days prior to the repayment date:

•	the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed; or

•	a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or FINRA or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

Special Requirements For Optional Repayment Of Global Securities. If a note is represented by a global security, the depositary or the depositary’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

Open Market Purchases. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Wells Fargo & Company Guarantee

As described in the accompanying prospectus, the Guarantor will fully and unconditionally guarantee, on an unsecured basis, the full and punctual payment of the principal of, interest on, and all other amounts payable under the notes when the same becomes due and payable, whether at maturity or upon redemption, repayment at the option of the holders of the applicable notes, upon acceleration or otherwise. If for any reason we do not make any required payment in respect of the notes when due, the Guarantor will on demand pay the unpaid amount at the same place and in the same manner that applies to payments made by us under the indenture. The guarantee is of payment and not of collection. (Section 1601)

Holders of the notes are our direct creditors, as well as direct creditors of the Guarantor under the guarantee. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of debt securities issued by the Guarantor.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended, ( “ERISA”) applies (a  “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term  “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also  “Plans”), from engaging in specified transactions involving  “plan assets” with persons who are  “parties in interest” under ERISA or  “disqualified persons” under the Code (collectively,  “Parties in Interest”) with respect to such Plans. A violation of those  “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively,  “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations ( “Similar Laws”).

We and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the notes are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions ( “PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than  “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the notes. Other statutory or administrative class exemptions may be applicable. In addition, a purchaser or holder may obtain an individual administrative exemption.

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any Plan or Non-ERISA Arrangement; or

•	the purchase, holding and subsequent disposition of the notes by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with  “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code, and any applicable Similar Law, of the acquisition of the notes and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing in this prospectus supplement is, or should be construed as, a representation or advice as to whether an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

SUPPLEMENTAL Plan of Distribution (Conflicts of Interest)

We are offering the notes fully and unconditionally guaranteed by the Guarantor on a continuing basis through Wells Fargo Securities, LLC and through any additional agents named in the applicable pricing supplement (individually an  “agent” and collectively the  “agents”) who have agreed to use their reasonable efforts to solicit purchases of the notes. We will have the sole right to accept offers to purchase the notes, and we may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these notes resulting from a solicitation that such agent made or an offer to purchase that such agent received, a commission in an amount agreed upon at the time of sale. Such commission will be set forth in the applicable pricing supplement. The discount or commission that may be received by any member of FINRA for any sales of securities pursuant to the accompanying prospectus, together with the reimbursement of any counsel fees by us, will not exceed 8.00% of the initial gross proceeds from the sale of any notes being sold. Any agreements that we enter into with agents will contain, to the extent required, contractual provisions required to comply with the  “Restrictions on Qualified Financial Contracts of Systemically Important U.S. Banking Organizations and the U.S. Operations of Systemically Important Foreign Banking Organizations; Revisions to the Definition of Qualifying Master Netting Agreement and Related Definitions” as issued by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and other applicable law.

We may also sell the notes to an agent as principal for its own account at a discount to be agreed upon at the time of sale. Such discount will be set forth in the applicable pricing supplement. That agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, any notes sold to agents as principal will be purchased at a price equal to 100% of the principal amount less the agreed upon discount. An agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any other dealer will not be in excess of the discount that the agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price and discount.

We may arrange for notes to be sold through agents or may sell notes directly to investors on our own behalf or through an affiliate. No commissions will be paid on notes sold directly by us. We may accept offers to purchase notes through additional agents and may appoint additional agents to solicit offers to purchase notes. Any other agents will be named in the applicable pricing supplement.

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and one of the Guarantor’s wholly-owned subsidiaries, will comply with Rule 5121 of the Conduct Rules of FINRA in connection with each placement of the notes in which it participates. If Wells Fargo Securities, LLC or one of the Guarantor’s other wholly-owned subsidiaries or affiliated entities participates in a sale of the notes, such subsidiary or entity will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 5121.

Wells Fargo Securities, LLC, Wells Fargo Advisors (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC) or another of our affiliates may use the applicable pricing supplement, this prospectus supplement and any applicable product supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes. Such entities may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Each of the agents may be deemed to be an  “underwriter” within the meaning of the Securities Act of 1933, as amended (the  “Securities Act”). We and the Guarantor and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We and the Guarantor have also agreed to reimburse the agents for specified expenses.

We estimate that we will spend approximately $4,999,170 for legal fees, printing fees, trustee fees, CUSIP fees, rating agency fees and other expenses allocable to the offering, including, for notes linked to an index, a licensing fee payable to the sponsor of the index.

The original public offering price of an offering of notes will include the agent discount or commission indicated in the applicable pricing supplement, the offering expenses described in the preceding paragraph associated with that offering, the projected profit our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes and any other costs identified in the applicable pricing supplement. We expect to hedge our obligations under the notes through affiliated or unaffiliated counterparties. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The discount or commission, offering expenses, projected profit of our hedge counterparty and any other costs identified in the applicable pricing supplement reduce the economic terms of the notes. In addition, the fact that the original offering price includes these items is expected to adversely affect the secondary market prices of the notes. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction.

When we issue the notes offered by this prospectus supplement, except for notes issued upon a reopening of an existing tranche or series of debt securities, they will be new securities without an established trading market. Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any national securities exchange or automated quotation system. An agent may make a market for the notes, as applicable laws and regulations permit, but is not obligated to do so and may discontinue making a market in any or all of the notes at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

When an agent acts as principal for its own account, to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may overallot in connection with any offering of the notes, creating a short position in the notes for its own account. In addition, to cover overallotments or to stabilize the price of the notes, the agent may bid for, and purchase, the notes in the open market. Finally, in any offering of the notes by an agent through dealers, the agent may reclaim selling concessions allowed to a dealer for distributing the notes in the offering if the agent repurchases previously distributed notes in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

Purchasers of our securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the original public offering price disclosed in the applicable pricing supplement.

Agents and their affiliates may be customers of, engage in transactions with, or perform services, including investment and/or commercial banking services, for us or our affiliates in the ordinary course of their businesses. In connection with the distribution of the notes offered under this prospectus supplement, we may enter into swap or other hedging transactions with, or arranged by, agents or their affiliates. These agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Each agent will agree that it will, to the best of its knowledge and belief, comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers our notes or possesses or distributes this prospectus supplement or any other offering material and will obtain any required consent, approval or permission for its purchase, offer, sale or delivery of such notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers, sales or deliveries. Neither we nor the Guarantor will have any responsibility for an agent’s compliance with applicable securities laws.

The notes and the related offer to purchase the notes and the sale of the notes under the terms provided in this prospectus supplement and accompanying supplements do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

Notice to Prospective Investors in Argentina

The notes are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the notes in Argentina. The contents of this document have not been reviewed by the Argentine Comisión Nacional de Valores.

Notice to Prospective Investors in Brazil

The notes have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros ( “CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the notes is not a public offering of notes in Brazil), nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

Notice to Prospective Investors in British Virgin Islands

The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This document shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Notice to Prospective Investors in Chile

Neither the issuer nor the notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This document does not constitute an offer of, or an invitation to subscribe for or purchase, the notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

Prohibition of Sales to European Economic Area and United Kingdom Retail Investors

Any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be offered, sold or otherwise made available to any retail investor in the European Economic Area ( “EEA”) or the United Kingdom.  Consequently no key information document required by Regulation (EU) No 1286/2014 (the  “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)       the expression  “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to Prospective Investors in the United Kingdom

Each agent will represent and agree, with respect to the notes offered and sold by it, that:

(a)       in relation to any notes having a maturity of less than one year:

(i)       it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and;

(ii)      it has not offered or sold and will not offer or sell any notes other than to persons:

(A)    whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(B)     who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for purposes of their businesses,

          where the issue of notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (as amended) (the  “FSMA”) by us;

(b)     it and each of its affiliates has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)      it and each of its affiliates has complied, and will comply, with all applicable provisions of the FSMA with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Notice to Prospective Investors in Panama

The notes have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the  “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The notes do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Notice to Prospective Investors in Paraguay

The sale of the notes qualifies as a private placement pursuant to Law No. 5810/17  “Stock Market”. The notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores ( “CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción ( “BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may notes not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed notes may have less liquidity, making it difficult to sell such notes in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the notes.

Notice to Prospective Investors in Peru

The notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence ( “SMV”) nor the Lima Stock Exchange Registry ( “RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material relating to the notes be distributed or caused to be distributed in Peru to the general public. The notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute notes to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Notice to Prospective Investors in Uruguay

The sale of the notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

Legal Opinions

Faegre Drinker Biddle & Reath LLP will issue an opinion about the legality of the notes and the guarantee. Mary E. Schaffner, who is Senior Company Counsel of the Guarantor, or another of the Guarantor’s lawyers, will issue an opinion to the agents on certain matters related to the notes and the guarantee. Ms. Schaffner owns, or has the right to acquire, a number of shares of Wells Fargo & Company’s common stock which represents less than 0.1% of the total outstanding common stock. Certain legal matters will be passed upon for the agents by Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP represents Wells Fargo & Company and certain of its subsidiaries in other legal matters. Ms. Schaffner may rely on Davis Polk & Wardwell LLP as to matters of New York law. The opinions of Faegre Drinker Biddle & Reath LLP, Ms. Schaffner and Davis Polk & Wardwell LLP will be conditioned upon, and subject to certain assumptions regarding, future action that we, the Guarantor and the trustee, as applicable, are required to take in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of such opinions.